Exhibit 99.1

KATY NEWS
FOR IMMEDIATE RELEASE

KATY INDUSTRIES, INC.
REPORTS NET INCOME IN 2014 SECOND QUARTER RESULTS

BRIDGETON, MO – August 11, 2014 – Katy Industries, Inc. (OTC BB: KATY) today reported net income in the second quarter of 2014 of $0.5 million, or $0.07 per basic ($0.02 per diluted) share versus net income of $0.1 million, or $0.02 per basic ($0.01 per diluted) share, in the second quarter of 2013.  Income from continuing operations was $0.5 million in the second quarter of 2014 compared to income of $0.3 million in the second quarter of 2013. Operating income was $0.8 million, or 3.1% of net sales, in the second quarter of 2014, compared to income of $0.5 million, or 2.4% of net sales, for the same period in 2013.

Financial highlights for the second quarter of 2014, as compared to the same period in the prior year, included:

•	Net sales in the second quarter of 2014 were $25.6 million, an increase of $4.8 million, or 23.1%, compared to the same period in 2013. The increase was a result of the acquisition of Ft. Wayne Plastics (“FWP”); which contributed $3.6 million in net sales for the three months ended June 27, 2014, and increased demand in our Continental business unit. The increase in net sales was partially offset, however, by a volume shortfall in our Wilen business unit and one less shipping day in the second quarter 2014 versus the second quarter 2013.

•	Gross margin was 15.9% in the second quarter of 2014, a decrease from 16.5% in the second quarter of 2013. The decrease was primarily a result of lower margins on the sales mix in our Continental business unit.

•	Selling, general and administrative (”SG&A”) expenses increased from $2.9 million in the second quarter of 2013 to $3.3 million in the second quarter of 2014. The increase was primarily due to the first quarter acquisition of FWP, which increased SG&A expenses for the three months ended June 27, 2014, and one-time settlements received during the three months ended June 28, 2013.

The Company reported net income for the six months ended June 27, 2014 of $1.7 million, or $0.21 per basic ($0.06 per diluted )share, versus a net loss of $0.7 million, or $0.09 per share, for the six months ended June 28, 2013. Income from continuing operations was $1.7 million for the six months ended June 27, 2014 compared to a loss of $1.1 million for the six months ended June 28, 2013. Operating loss was $0.1 million, or 0.3% of net sales, for the six months ended June 27, 2014, compared to $0.8 million, or 1.9% of net sales, for the six months ended June 28, 2013.

Financial highlights for the six months ended June 27, 2014, as compared to the six months ended June 28, 2013, included:

•	Net sales for the six months ended June 27, 2014 were $45.5 million, an increase of $6.6 million, or 16.9%, compared to the same period in 2013. The increase was a result of the acquisition of FWP, which contributed $5.2 million in net sales for the six months ended June 27, 2014, and increased demand in our Continental business unit. The increase in net sales was partially offset, however, by a volume shortfall in our Wilen business unit and two less shipping days in the first half 2014 versus the first half 2013.

•	Gross margin was 15.5% for the six months ended June 27, 2014, an increase of 50 basis points from the same period a year ago. The increase was primarily a result of higher margins on the sales mix in our Continental business unit.

•	Selling, general and administrative expenses were $7.2 million for the first half of 2014 as compared to $6.3 million for the first half of 2013. The increase was primarily due to the acquisition of FWP for the six months ended June 27, 2014 and one-time settlements received during the six months ended June 28, 2013.

•	Income tax benefit for the six months ended June 27, 2014 includes a benefit as a result of the acquisition of FWP. The Company recorded deferred tax liabilities of $2.4 million which reduced its net deferred tax assets. The reduction in deferred tax assets caused a release of a valuation allowance of $2.3 million.

Cash provided by operating activities before changes in operating assets and liabilities was $0.8 million in the first half of 2014 as compared to $0.1 million in the same period of 2013.  Changes in operating assets and liabilities from continuing operations used $4.0 million in the first half of 2014 as compared to $2.0 million in the same period of 2013. The increase in usage is primarily attributable to an increase in accounts receivable and posting cash collateralization of $1.0 million with PrivateBank in connection with our letters of credit following the refinancing of our debt with the BMO Credit Agreement.

Debt at June 27, 2014 was $22.2 million, versus $7.7 million at December 31, 2013.

“We are pleased to report net income in the second quarter due to improvement in our operations” stated David J. Feldman, Katy’s President and Chief Executive Officer.  “We expect to realize ongoing benefits as we continue to implement our strategic operational plans and the economy strengthens.”

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended.  Forward-looking statements include all statements of the Company’s plans, beliefs or expectations with respect to future events or developments and often may be identified by such words or phrases as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “projects,” “may,” “should,” “will,” “continue,” “is subject to,” or similar expressions.  These forward-looking statements are based on the opinions and beliefs of Katy’s management, as well as assumptions made by, and information currently available to, the Company’s management.  Additionally, the forward-looking statements are based on Katy’s current expectations and projections about future events and trends affecting the financial condition of its business.  The forward-looking statements are subject to risks and uncertainties that may lead to results that differ materially from those expressed in any forward-looking statement made by the Company or on its behalf.  These risks and uncertainties include, without limitation, conditions in the general economy and in the markets served by the Company, including changes in the demand for its products; success of any restructuring or cost control efforts; an increase in interest rates; competitive factors, such as price pressures and the potential emergence of rival technologies; interruptions of suppliers’ operations or other causes affecting availability of component materials or finished goods at reasonable prices; changes in product mix, costs and yields; labor issues at the Company’s facilities or those of its suppliers; legal claims or other regulatory actions; and other risks identified from time to time in the Company’s filings with the SEC, including its Report on Form 10-K for the year ended December 31, 2013. Katy undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Katy Industries, Inc. is a diversified corporation focused on the manufacture, import and distribution of commercial cleaning products and consumer home products.

Company contact:
Katy Industries, Inc.
James W. Shaffer
(314) 656-4321

KATY INDUSTRIES, INC. SUMMARY OF OPERATIONS - UNAUDITED
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 27,	June 28,	June 27,	June 28,
	2014	2013	2014	2013

Net sales	$25,608	$20,804	$45,534	$38,965
Cost of goods sold	21,534	17,370	38,471	33,118
Gross profit	4,074	3,434	7,063	5,847
Selling, general and administrative expenses	3,292	2,900	7,182	6,285
Severance, restructuring and related charges	-	37	-	321
Operating income (loss)	782	497	(119)	(759)
Interest expense	(276)	(206)	(557)	(376)
Other, net	37	37	77	71
Income (loss) from continuing operations before income tax benefit (expense)	543	328	(599)	(1,064)
Income tax benefit (expense) from continuing operations	3	(6)	2,307	(13)
Income (loss) from continuing operations	546	322	1,708	(1,077)
(Loss) income from operations of discontinued business (net of tax)	-	(182)	-	387
Net income (loss)	$546	$140	$1,708	$(690)

Net income (loss)	$546	$140	$1,708	$(690)
Other comprehensive income (loss)
Foreign currency translation	6	1	(32)	(11)
Total comprehensive income (loss)	$552	$141	$1,676	$(701)

Income (loss) income per share of common stock - Basic
Income (loss) from continuing operations	$0.07	$0.04	$0.21	$(0.14)
Discontinued operations	-	(0.02)	-	0.05
Net income (loss)	$0.07	$0.02	$0.21	$(0.09)

Income (loss) income per share of common stock - Diluted
Income (loss) from continuing operations	$0.02	$0.02	$0.06	$(0.14)
Discontinued operations	-	(0.01)	-	0.05
Net income (loss)	$0.02	$0.01	$0.06	$(0.09)

Weighted average common shares outstanding:
Basic	7,951	7,951	7,951	7,951
Diluted	26,810	26,810	26,810	7,951
Other Information:

LIFO adjustment expense	$74	$17	$232	$188

KATY INDUSTRIES, INC. BALANCE SHEETS - UNAUDITED
(In thousands)

	June 27,	December 31,
Assets	2014	2013
Current assets:
Cash	$512	$708
Accounts receivable, net	12,752	7,206
Inventories, net	12,336	10,004
Other current assets	2,042	663
Assets held for sale	21	74
Total current assets	27,663	18,655

Other Assets:
Goodwill	2,788	-
Intangibles, net	4,005	-
Other	1,869	1,375
Total other assets	8,662	1,375

Property and equipment	60,193	55,495
Less: accumulated depreciation	(49,620)	(48,533)
Property and equipment, net	10,573	6,962

Total assets	$46,898	$26,992

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$8,408	$5,983
Book overdraft	328	264
Accrued expenses	9,151	8,473
Payable to related party	3,400	2,750
Deferred revenue	186	186
Revolving credit agreement	22,237	7,706
Total current liabilities	43,710	25,362

Deferred revenue	227	316
Other liabilities	3,765	3,794
Total liabilities	47,702	29,472

Stockholders' equity (deficit):
Convertible preferred stock	108,256	108,256
Common stock	9,822	9,822
Additional paid-in capital	27,110	27,110
Accumulated other comprehensive loss	(880)	(848)
Accumulated deficit	(123,675)	(125,383)
Treasury stock	(21,437)	(21,437)
Total stockholders' equity (deficit)	(804)	(2,480)

Total liabilities and stockholders' equity	$46,898	$26,992

KATY INDUSTRIES, INC. STATEMENTS OF CASH FLOWS - UNAUDITED
(In thousands)

	Six Months Ended
	June 27,	June 28,
	2014	2013
Cash flows from operating activities:
Net income (loss)	$1,708	$(690)
Income from discontinued operations	-	387
Income (loss) from continuing operations	1,708	(1,077)
Depreciation and amortization	1,171	1,084
Amortization of debt issuance costs	213	102
Stock-based compensation	35	19
Deferred income taxes	(2,318)	-
	809	128
Changes in operating assets and liabilities:
Accounts receivable	(4,031)	(2,566)
Inventories	(940)	(1,994)
Other assets	(1,245)	436
Accounts payable	1,812	2,026
Accrued expenses	338	365
Payable to related party	250	250
Deferred revenue	(90)	(98)
Other	(66)	(377)
	(3,972)	(1,958)

Net cash used in continuing operations	(3,163)	(1,830)
Net cash provided by discontinued operations	53	866
Net cash used in operating activities	(3,110)	(964)

Cash flows from investing activities:
Payment for acquisition, net of cash received	(11,006)	-
Capital expenditures	(373)	(193)
Net cash used in continuing operations	(11,379)	(193)
Net cash provided by discontinued operations	-	1,786
Net cash (used in) provided by investing activities	(11,379)	1,593

Cash flows from financing activities:
Net borrowings	14,531	(512)
Loan from related party	400	-
Decrease in book overdraft	64	(118)
Direct costs associated with debt facilities	(672)	-
Net cash provided by (used in) financing activities	14,323	(630)

Effect of exchange rate changes on cash from continuing operations	(30)	(76)
Effect of exchange rate changes on cash from discontinued operations	-	(25)
Effect of exchange rate changes on cash	(30)	(101)

Net decrease in cash	(196)	(102)
Cash, beginning of period	708	621
Cash, end of period	$512	$519